Filed pursuant to Rule No. 424(b)(3)
                                        File Number 333-72626

PROSPECTUS SUPPLEMENT NO. 4
(To Prospectus dated December 3, 2001)

                                $1,483,179,000
                              [USbancorp. LOGO]
      Contingent Zero-Coupon Accreting Redeemable SecuritiesSM (CZARSSM)
                      (Convertible Senior Notes) Due 2021
                                      and
                          Common Stock Issuable upon
                            Conversion of the CZARS


         This prospectus supplement supplements the prospectus dated December 3, 2001, as supplemented, of U.S. Bancorp relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests) of up to $1,483,179,000 aggregate principal amount at maturity of CZARS and the shares of common stock issuable upon conversion of the CZARS. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         Investing in the CZARS or shares of common stock involves risks that are described in the "Risk Factors" section beginning on page 8 of the prospectus.

         Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is July 17, 2002.

         The table of selling securityholders contained in the prospectus is hereby amended to add the entities named below as selling securityholders:

                                                                                  Number of
                                                                                  Shares of
                                 Aggregate Principal        Percentage          Common Stock         Percentage of
                                Amount at Maturity of        of CZARS            That May be         Common Stock
Name(1)                         CZARS That May be Sold      Outstanding            Sold(2)          Outstanding(3)
-------                         ----------------------      -----------         ------------        ---------------


Banque AGF S.A.                      $10,000,000                 *                 241,430                 *
Global Bermuda Limited Partnership   $ 6,000,000                 *                 144,858                 *
Lakeshore International, Ltd.        $29,000,000               2.0%                700,147                 *
Morgan Stanley & Co.,
   International Limited             $15,000,000               1.0%                362,145                 *


*    Less than one percent (1%).
(1) Information about other selling securityholders will be set forth in prospectus supplements, if required.
(2)  Assumes conversion of all of the holder's CZARS at a conversion rate of
     24.1430 shares of common stock per $1,000 principal amount at maturity of the CZARS. This conversion rate is subject to adjustment, however, as described under "Description of the CZARS--Conversion rights" in the attached prospectus. As a result, the number of shares of common stock issuable upon conversion of the CZARS may increase or decrease in the future.
(3) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 1,969,001,279 shares of common stock outstanding as of September 30, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's CZARS, but we did not assume conversion of any other holder's CZARS.